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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We have issued our report dated January 31, 2001, except for the second paragraph of Note 1, as to which the date is March 21, 2001 and except for the fourth paragraph of Note 2, as to which the date is March 16, 2001, accompanying the consolidated financial statements of Empyrean Bioscience, Inc. as of December 31, 2000 and 1999 and for the years then ended, included in this Annual Report on Form 10-KSB for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statement of Empyrean Bioscience, Inc. on Form S-8 (File No. 333-57812, effective March 28,
2001).


                                                          /s/ GRANT THORNTON LLP

Cleveland, Ohio
March 30, 2001